Exhibit 3(a)

                     ARTICLES OF AMENDMENT AND RESTATEMENT

                                     TO THE

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                       REORGANIZED CONSUMAT SYSTEMS, INC.

         1.       The name of the Corporation is Reorganized Consumat Systems,
Inc.

         2. The articles of incorporation of the Corporation are amended and restated to read as Exhibit A attached hereto.

         3. The Board of Directors at a meeting on October 18, 1996, found that the amendments to the articles of incorporation that are reflected in the Amended and Restated Articles of Incorporation attached hereto as Exhibit A to be in the best interest of the Corporation and directed that such amendments be submitted to a vote of the shareholders of the Corporation at a special meeting of the shareholders.

         4. Notice of a special meeting of shareholders of the Corporation, together with a copy of the proposed amendments, was given in the manner prescribed by the Virginia Stock Corporation Act (Va. Code ss. 13.1-601 et seq.) to all shareholders of record entitled to such notice. On the record date, October 31, 1996, the total number of shares of Common Stock outstanding (the only class of shares outstanding) and entitled to vote on the proposed amendments was 1,010,000. On December 12, 1996, the special meeting was held and the proposed amendments were adopted. The shareholders voted as follows:

                  (a)      Proposal to change the name of the Corporation:

                           Votes For    Votes Against     Votes Not Cast
                            863,093          12              146,895

                  (b)      Proposal to increase authorized capital stock:

                           Votes For     Votes Against     Votes Not Cast
                            870,322         45,611            94,067

                  (c) Proposal to remove prohibition of issuance of nonvoting equity securities, to remove the provision giving voting rights to Preferred Stock, and to add a provision confirming that the holders of Common Stock are entitled to one vote per share on all matters as to which a shareholder vote is taken:

                           Votes For    Votes Against        Votes Not Cast
                            778,062       47,381                 184,557

                  (d) Proposal to add a new provision decreasing the shareholder vote required to approve certain significant corporate actions to a majority of the shares entitled to be cast, provided that two-thirds of the members of the Board of Directors then in office have approved and recommended the corporate action:

                           Votes For      Votes Against      Votes Not Cast
                            746,048         63,243              200,709

         IN WITNESS WHEREOF, Reorganized Consumat Systems, Inc., has caused this instrument to be executed in its name and on its behalf by its President, who warrants and represents that the foregoing statements are true and correct, this 12th day of December, 1996.

                                            REORGANIZED CONSUMAT SYSTEMS, INC.

                                            By:   /S/ ROBERT L. MASSEY
                                                  ---------------------------
                                                  Robert L. Massey, President

                                                                    EXHIBIT A


                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                      CONSUMAT ENVIRONMENTAL SYSTEMS, INC.


                                    ARTICLE I

                                      NAME

         The name of the Corporation is CONSUMAT ENVIRONMENTAL SYSTEMS, INC.

                                   ARTICLE II

                                     PURPOSE

         The Corporation is organized to engage in any lawful business not required by the Virginia Stock Corporation Act (the "Act," which term shall be deemed to include the Act or any successor statute or section thereof, as now written or hereafter amended) to be stated in the articles of incorporation.

                                   ARTICLE III

                                  CAPITAL STOCK

         A. Authorized Shares. The number and designation of shares that the Corporation shall have authority to issue and the par value per share are as follows:

         Class             No. of Shares             Par Value
         -----             -------------             ---------
         Common              25,000,000                $1.00
         Preferred            5,000,000                $1.00

         B. Preemptive Rights. No holder of outstanding shares of any class of stock shall have any preemptive right with respect to (1) any shares of any class of stock of the Corporation whether now or hereafter authorized, (2) any warrants, rights or options to purchase any such stock, or (3) any obligations convertible into any such stock or into warrants, rights or options to purchase such stock.

         C.       Preferred Stock.

                  (1) Except as otherwise provided herein, the Board of Directors is authorized, without any further stockholder action, to issue the Preferred Stock from time to time in one or more series and to provide for the relative rights and preferences of each series by the adoption of a resolution or resolutions fixing:

                           (a) the maximum number of shares in a series and the designation of the series, which designation shall distinguish the shares thereof from the shares of any other series or class;

                           (b) the rate of dividends, the time of payment, whether dividends shall be cumulative, and, if so, the dates from which they shall be cumulative, and the extent of participation rights, if any;

                           (c) any right to vote with holders of shares of any other series or class and any right to vote as a class, either generally or as a condition to specified corporate action;

                           (d) the price at and the terms and conditions on which such shares may be redeemed;

                           (e) the amount payable upon shares in the event of involuntary liquidation;

                           (f) the amount payable upon shares in the event of voluntary liquidation;

                           (g) sinking fund provisions for the redemption or purchase of shares;

                           (h) the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; and

                           (i) any other designations, rights, preferences or limitations that are now or hereafter permitted by the laws of the Commonwealth of Virginia and are not inconsistent with the provisions of this Paragraph C(1).

                  (2) Before the issuance of any shares of a series of the Preferred Stock, the amendment to these Amended and Restated Articles of Incorporation creating the series shall be set forth in articles of amendment which may be adopted by the Board of Directors without stockholder action and filed with, and made effective by, the State Corporation Commission of Virginia, as required by law.

                  (3) All shares of the Preferred Stock, regardless of series, shall be identical with each other in all respects except as otherwise provided in the description of the series.


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         D.       Common Stock.      (1)    Subject to the provisions contained
in the articles of amendment for any series of the Preferred Stock, the holders of outstanding shares of the Common Stock shall be entitled to receive dividends if, when and as declared by the Board of Directors out of funds legally available therefor.

                  (2) The holders of outstanding shares of the Common Stock shall, to the exclusion of the holders of any other class of stock of the Corporation, have the sole and full power to vote for the election of directors and for all other purposes without limitation, except (i) as otherwise provided with respect to the articles of amendment applicable to any series of the Preferred Stock, or (ii) as may be required by law. The holders of outstanding shares of Common Stock shall be entitled to one vote on each matter to be voted upon by the stockholders for each share of the Common Stock which they hold.

                                   ARTICLE IV

                                   DIRECTORS

         The number of directors shall be fixed by the bylaws and, in the absence of any bylaw fixing the number, the number shall be three.

                                    ARTICLE V

                                 INDEMNIFICATION

         A. Definitions. For purposes of this Article, the following definitions shall apply: "Corporation" means this Corporation only and no predecessor entity or other legal entity.

                  "Expenses" include counsel fees, expert witness fees, and costs of investigation, litigation and appeal, as well as any amounts extended in asserting a claim for indemnification.

                  "Legal Entity" means a corporation, partnership, joint venturer, trust, employee benefit plan or other enterprise. A person is considered to be serving an employee benefit plan at the Corporation's request if his duties to the Corporation also impose duties on, or otherwise involve services by him, to the plan or to participants in or beneficiaries of the plan.

                  "Liability" means the obligation to pay a judgment, settlement, penalty, fine, or other such obligation, including, without limitation, any excise tax assessed with respect to an employee benefit plan.

                  "Predecessor Entity" means a legal entity the existence of which ceased upon its acquisition by the Corporation in a merger or otherwise.

                  "Proceedings" means any threatened, pending, or completed action, suit, proceeding or appeal, whether civil, criminal, administrative or investigative and whether formal or informal.

         B. Indemnification of Directors and Officers. The Corporation shall indemnify, and may contract in advance to indemnify, an individual who is, was or is threatened to be made a party to a Proceeding (regardless of whether the Proceeding is by or in the right of the Corporation) because he is or was a director or officer of the Corporation or while a director or officer of the Corporation served any other Legal Entity in any capacity at the request of the Corporation against all Liabilities and reasonable Expenses incurred in the Proceeding except such Liabilities and Expenses as are incurred through June 30, 1987 because of his gross negligence or willful misconduct, and, from and after July 1, 1987 because of his willful misconduct or knowing violation of criminal law. The determination that indemnification under this Paragraph B is permissible and the evaluation as to the reasonableness of Expenses in a specific case shall be made, in the case of a director, as provided by law, and in the case of an officer, as authorized from time to time by general or specific action of the Board of Directors, which action may be taken before or after a claim for indemnification is made, or as otherwise provided by law. Unless a determination has been made that indemnification is not permissible, the Corporation shall, at the request of the director or officer, make advances and reimbursements for Expenses incurred by a director or officer in a Proceeding upon receipt of an undertaking from him to repay the same if it is ultimately determined that he is not entitled to indemnification. Such undertaking shall be an unlimited, unsecured general obligation of the director or officer and shall be accepted without reference to his ability to make repayment. The termination of a Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that a director or officer acted in such a manner as to make him ineligible for indemnification.

         C. Indemnification of Others. If not required to do so under Paragraph B of this Article, the Corporation may, to a lesser extent or to the same extent that the Corporation is required to provide indemnification and made advances and reimbursements for Expenses to its directors and officers, provide indemnification and make advances and reimbursements for Expenses to its employees and agents, the directors, officers, employees and agents of its subsidiaries and Predecessor Entities, and any person serving any other Legal Entity in any capacity at the request of the Corporation, or, if authorized by general or specific action of the Board of Directors, may contract in advance to do so. The determination that indemnification under this Paragraph C is permissible, the authorization of such indemnification and the evaluation as to the reasonableness of Expenses in a specific case shall be made as authorized from time to time by general or specific action of the Board of Directors, which action may be taken before or after a claim for indemnification is made, or as otherwise provided by law.

         D. Miscellaneous. Every reference in this Article to persons who are or may be entitled to indemnification shall include all persons who formerly occupied any of the positions referred to and their respective heirs, executors and administrators. Indemnification pursuant to this Article shall not be exclusive of any other right of indemnification to which any person may be entitled, including indemnification pursuant to a valid contract, indemnification by Legal Entities other than the Corporation and indemnification under policies of insurance purchased and maintained by the Corporation or others. However, no person shall be entitled to indemnification by the Corporation to the extent he is indemnified by another, including an insurer. The provisions of this Article shall not be deemed to prohibit the Corporation from entering into contracts otherwise permitted by law with any individuals or Legal Entities, including those named above, for the purpose of conducting the business of the Corporation.

                                   ARTICLE VI

                               LIMIT ON LIABILITY

         In every instance in which the Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of liability of directors or officers of a corporation to the corporation or its shareholders, the directors and officers of the Corporation shall not be liable to the Corporation or its shareholders.

                                   ARTICLE VII

                  SHAREHOLDER APPROVAL OF CERTAIN TRANSACTIONS

         Any amendment of the Corporation's Articles of Incorporation, a plan of merger or exchange, a transaction involving the sale of all or substantially all the Corporation's assets other than in the regular course of business and a plan of dissolution shall be approved by the vote of a majority of all the votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction at a meeting at which a quorum of the voting group is present, provided that the transaction has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the transaction is not so approved and recommended, then the transaction shall be approved by the vote of eighty percent (80%) or more of all votes entitled to be cast on such transactions by each voting group, entitled to vote on the transaction.